     As filed with the Securities and Exchange Commission on April 16, 1999

                                                    Registration No.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                        NATIONAL COMMERCE BANCORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                 Tennessee                              62-0784645
                                              (I.R.S. Employer Identification
      (State or Other Jurisdiction of                   Number)
      Incorporation or Organization)

                 One Commerce Square, Memphis, Tennessee 38150
                                 (901) 523-3434
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             Charles A. Neale, Esq.
                       Vice President and General Counsel
                        NATIONAL COMMERCE BANCORPORATION
                 One Commerce Square, Memphis, Tennessee 38150
                                 (901) 523-3371
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                ---------------
                                With Copies to:
        Philip A. Theodore, Esq.                  John W. White, Esq.
            King & Spalding                     Cravath, Swaine & Moore
          191 Peachtree Street                     825 Eighth Avenue
      Atlanta, Georgia 30303-1763               New York, New York 10019
             (404) 572-4676                          (212) 474-1000

                                ---------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, subject to market conditions and other factors.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                                Proposed
                                                                 Proposed       Maximum
                                                  Amount         Maximum       Aggregate      Amount of
   Title of Each Class of Securities to be        to be       Offering Price    Offering     Registration
                 Registered                  Registered(1)(2) per Unit(1)(2)  Price(1)(3)       Fee(4)
---------------------------------------------------------------------------------------------------------
 Primary Offering
---------------------------------------------------------------------------------------------------------
  Debt Securities..........................
---------------------------------------------------------------------------------------------------------
  Preferred Stock, no par value per share
   (5).....................................
---------------------------------------------------------------------------------------------------------
  Common Stock, par value $2.00 per share
   (6).....................................
---------------------------------------------------------------------------------------------------------
 Subtotal:                                                                    $300,000,000     $ 83,400
---------------------------------------------------------------------------------------------------------
 Secondary Offering
---------------------------------------------------------------------------------------------------------
  Common Stock, par value $2.00 per share
   (7).....................................     6,000,000       $24.15625     $144,937,500     $ 40,293
---------------------------------------------------------------------------------------------------------
 Subtotal:                                      6,000,000       $24.15625     $144,937,500     $ 40,293
---------------------------------------------------------------------------------------------------------
 Total:                                                                       $444,937,500     $123,693

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) There are being registered under this Registration Statement such indeterminate number of shares of Common Stock and Preferred Stock of the Registrant, and such indeterminate principal amount of Debt Securities of the Registrant, as shall have an aggregate initial offering price not to exceed $300,000,000. If any Debt Securities are issued at an original issue discount, then the securities registered shall include such additional Debt Securities as may be necessary such that the aggregate initial public offering price of all securities issued pursuant to this Registration Statement will equal $300,000,000. Any securities registered under this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered under this Registration Statement.
(2) Not specified with respect to each class of securities to be registered pursuant to General Instruction II.D. of Form S-3 under the Securities Act.
(3) Estimated solely for the purpose of calculating the registration fee. Any offering of Debt Securities denominated in any foreign currency or currency unit will be treated as the equivalent in U.S. dollars based on the exchange rate applicable to the purchase of such Debt Securities from the Registrant. No separate consideration will be received for Common Stock, Preferred Stock or Debt Securities that are issued upon conversion or exchange of Debt Securities or Preferred Stock registered hereunder.
(4) Calculated pursuant to Rule 457 of the rules and regulations under the Securities Act.
(5) Including such indeterminate number of shares of Preferred Stock as may from time to time be issued (i) at indeterminate prices or (ii) upon conversion or exchange of Debt Securities registered hereunder, to the extent any such Debt Securities are, by their terms, convertible into Preferred Stock.
(6) Including such indeterminate number of shares of Common Stock as may from time to time be issued (i) at indeterminate prices or (ii) upon conversion or exchange of Debt Securities or Preferred Stock registered hereunder, to the extent any of such Debt Securities or shares of Preferred Stock are, by their terms, convertible into Common Stock.
(7) Pursuant to Rule 457(c), the offering price and registration fee are computed on the basis of the average high and low prices of the Common Stock, as reported by the Nasdaq Stock Market's National Market on April 13, 1999.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this Prospectus is not complete and may be       +
+changed. We may not sell these securities until the registration statement    +
+filed with the Securities and Exchange Commission relating to these           +
+securities is effective. This Prospectus is not an offer to sell these        +
+securities and we are not soliciting an offer to buy these securities in any  +
+state where the offer or sale is not permitted.                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS                                                 SUBJECT TO COMPLETION
                                                           DATED, APRIL 16, 1999

                                   $300,000,000

                         NATIONAL COMMERCE BANCORPORATION

  From time to time, we may sell any of the following securities:

  -- DEBT SECURITIES
  -- PREFERRED STOCK
  -- COMMON STOCK

  We will provide the specific terms of these securities in one or more supplements to this Prospectus. You should read this Prospectus and any Prospectus Supplement carefully before you invest.

  Our common stock is traded over-the-counter on The Nasdaq Stock Market's National Market under the trading symbol "NCBC." The applicable Prospectus Supplement will contain information, where applicable, as to any other listing (if any) on The Nasdaq Stock Market's National Market or any securities exchange of the securities covered by the Prospectus Supplement.

  In addition, up to 6,000,000 shares of common stock being registered may be offered by certain selling shareholders. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

  The securities may be sold directly by us or, in case of the common stock, may be sold by selling shareholders, to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any underwriters are involved in the sale of any securities in respect of which this Prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds we expect to receive from such sale also will be set forth in a Prospectus Supplement. We would not receive any of the proceeds from the sale of common stock by selling shareholders.

  This Prospectus may not be used to offer or sell any securities unless accompanied by a Prospectus Supplement.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this Prospectus or determined if this Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of National Commerce Bancorporation, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.


                 The date of this Prospectus is           , 1999.

                                 TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ABOUT THIS PROSPECTUS......................................................   2

WHERE YOU CAN FIND MORE INFORMATION........................................   2

INCORPORATION OF INFORMATION WE FILE WITH THE SEC..........................   3

FORWARD-LOOKING STATEMENTS.................................................   4

THE COMPANY................................................................   5

RATIO OF EARNINGS TO FIXED CHARGES.........................................   6

USE OF PROCEEDS............................................................   6

REGULATORY MATTERS.........................................................   7
 General...................................................................   7
 Liability for Bank Subsidiaries...........................................   7
 Capital Requirements......................................................   8
 FDICIA....................................................................   8
 Dividend Restrictions.....................................................   9
 Deposit Insurance Assessments.............................................  10
 Depositor Preference Statute..............................................  10
 Brokered Deposits.........................................................  10
 Interstate Banking........................................................  10

DESCRIPTION OF DEBT SECURITIES.............................................  11
 General...................................................................  12
 Limitation on Disposition of Stock of the Banks...........................  13
 Consolidation, Merger or Sale of Assets...................................  14
 Leveraged and Other Transactions..........................................  14
 Modification of the Indenture, Waiver of Covenants........................  14
 Global Securities.........................................................  14
 Events of Default, Waivers, Etc...........................................  15
 Subordination of Subordinated Debt Securities.............................  16
 Concerning the Trustee....................................................  18

DESCRIPTION OF PREFERRED STOCK.............................................  18
 General...................................................................  18
 Rank......................................................................  19
 Dividends.................................................................  19
 Redemption................................................................  20
 Conversion Rights.........................................................  21
 Rights Upon Liquidation...................................................  21
 Voting Rights.............................................................  21

DESCRIPTION OF COMMON STOCK................................................  22
 General...................................................................  22
 Dividends.................................................................  22
 Voting Rights.............................................................  22
 Other Rights..............................................................  22
 Fully Paid................................................................  22
 Listing...................................................................  22
 Special Provisions of the Charter.........................................  23


SELLING SHAREHOLDERS.......................................................  23

PLAN OF DISTRIBUTION.......................................................  24

VALIDITY OF SECURITIES.....................................................  25

EXPERTS....................................................................  25

                               ABOUT THIS PROSPECTUS

   This Prospectus is part of a Registration Statement (the "Registration Statement") that we filed with the Securities and Exchange Commission (the "SEC"), which registers the distribution of the securities offered under this Prospectus. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about our company and the securities. The Registration Statement can be read at the SEC's web site or at the offices mentioned under the heading "Where You Can Find More Information."

   The Registration Statement utilizes a "shelf" registration process. Under the shelf process, we may, from time to time over approximately the next two years, sell debt securities, preferred stock and common stock, either separately or in units, in one or more offerings up to a total dollar amount of $300,000,000 or the equivalent of this amount in foreign currencies or foreign currency units. Under the shelf process, selling shareholders may, from time to time over approximately the next two years, sell up to 6,000,000 shares of common stock in one or more offerings.

   This Prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read both this Prospectus and any Prospectus Supplement, together with additional information described under the heading "Where You Can Find More Information."

   You should rely only on the information provided in this Prospectus and in any Prospectus Supplement, including any information incorporated by reference. We have not authorized anyone to provide you with different information. We may only use this Prospectus to sell securities if it is accompanied by a Prospectus Supplement. We are only offering the securities in states where offers are permitted. You should not assume that the information in this Prospectus or any Prospectus Supplement, is accurate at any date other than the date indicated on the cover page of these documents.

   When we refer to "our company," "we," "our" and "us" in this Prospectus under the headings "Forward-Looking Statements," "The Company," "Use of Proceeds" and "Ratios of Earnings to Fixed Charges," we mean National Commerce Bancorporation and its subsidiaries. When such terms are used elsewhere in this Prospectus, we refer only to National Commerce Bancorporation unless the context indicates otherwise.

                        WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's following public reference facilities:

 Public Reference Room   New York Regional Office   Chicago Regional Office
 450 Fifth Street, N.W.    7 World Trade Center         Citicorp Center
       Room 1024                Suite 1300          500 West Madison Street
 Washington, D.C. 20549  New York, New York 10048          Suite 1400
                                                  Chicago, Illinois 60661-2511

   You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF INFORMATION WE FILE WITH THE SEC

   The SEC allows us to "incorporate by reference" the information we file with them, which means:

--     incorporated documents are considered part of this Prospectus;

-- we can disclose important information to you by referring you to those documents; and

-- information that we file with the SEC will automatically update and supersede this incorporated information.

   We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934 ("Exchange Act"):

(1) Our Annual Report on Form 10-K for the year ended on December 31, 1998, filed on March 26, 1999; and

(2) The description of our Common Stock contained in the Registration Statement on Form S-8 (File No. 33-38552), filed on January 11, 1991.

   We also incorporate by reference each of the following documents that we will file with the SEC after the date of the initial filing of the Registration Statement and prior to the time we sell all of the Securities offered by this
Prospectus:

--     Reports filed under Section 13(a) and (c) of the Exchange Act;

-- Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders meeting; and

--     Any reports filed under Section 15(d) of the Exchange Act.

   You can obtain any of the filings incorporated by reference in this document through us, or from the SEC through the SEC's web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Prospectus. You can obtain documents incorporated by reference in this Prospectus by requesting them in writing or by telephone from us at the following address:

                         National Commerce Bancorporation
                                One Commerce Square
                             Memphis, Tennessee 38150
                   Attention: Kathy Shelton, Assistant Treasurer
                             Telephone: (901) 523-3434

   If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

                           FORWARD-LOOKING STATEMENTS

   The Private Securities Litigation Reform Act of 1995 (the "Act") provides a safe harbor for forward-looking statements made by or on our behalf. All statements in this Prospectus that are not historical facts or that express expectations and projections with respect to future matters are "forward-looking statements" for the purpose of the safe harbor provided by the Act. We caution readers that such "forward-looking statements," including, without limitation, those relating to future business initiatives and prospects, revenues, working capital, liquidity, capital needs, interest costs and income, and "Year 2000" remediation efforts, wherever they occur in this document or in other statements attributable to us, are necessarily estimates reflecting the best judgment of our senior management. Such statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward-looking statements." "Forward-looking statements" should, therefore, be considered in light of various important factors, including those set forth in this document. Important factors currently known to management that could cause actual results to differ materially from those in "forward-looking statements" include significant fluctuations in interest rates, inflation, economic recession, significant changes in the federal and state legal and regulatory environment, significant under-performance in our portfolio of outstanding loans, and competition in the our company's markets. Other factors set forth from time to time in our filings with the SEC should also be considered. We undertake no obligation to update or revise "forward-looking statements" to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

                                  THE COMPANY

   We are a registered bank holding company incorporated under the laws of the State of Tennessee. We operate several major lines of business in three major industry segments:

-- commercial banking, which includes lending and related financial services to large- and medium-sized corporations;

-- retail banking, which includes sale and distribution of financial products and services to individuals; and

-- financial services, which include various national and regional businesses to include transaction processing, consulting, capital markets, treasury, trust and asset management.

   We conduct our business through our wholly owned subsidiaries to which we provide advice and counsel relating to financial and employee benefit matters, perform certain record keeping functions relating to compliance with accounting and regulatory requirements and provide assistance in obtaining additional financing:

-- National Bank of Commerce, Memphis, Tennessee, which provides a full range of banking and trust services;

-- NBC Bank, FSB, Knoxville, Tennessee, which, among other things, operates full service banking facilities in Tennessee, North Carolina and Georgia and has two equipment leasing subsidiaries;

-- NBC Bank, FSB, Roanoake, Virginia, which operates full service banking facilities in Roanoke, Virginia;

-- Commerce Capital Management, Inc., Memphis, Tennessee, which is a registered investment advisor with the SEC;

-- TransPlatinum Service Corp., Nashville, Tennessee, which offers financial services to the trucking and petroleum industries and bankcard services to merchants; and

-- U.S.I. Alliance Corp., Memphis Tennessee, which primarily leases personal lockboxes in long-term care facilities.

   In addition, through our subsidiary, National Bank of Commerce, we own four active, non-banking subsidiaries:
-- Commerce General Corporation, which provides a variety of data processing services to our banking subsidiaries and other commercial enterprises;

-- Commerce Finance Company, which emphasizes second- and third-mortgage loans primarily for resale;

-- NBC Insurance Services, Inc., which provides life, property and casualty insurance and annuities through NBC's in-store retail banking system; and

-- NBC Capital Markets Group, Inc., which serves the needs of institutional and individual investors as a broker-dealer of investment products, including stocks, bonds, municipal obligations, mutual funds and unit investment trusts.

   Our common stock, which has a par value per share of $2.00 (the "Common Stock"), is traded on The Nasdaq Stock Market's National Market under the symbol "NCBC." Our principal executive offices are located at One Commerce Square, Memphis, Tennessee 38150, and our telephone number is (901) 523-3434.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The ratios of earnings to fixed charges for our company are set forth below for the periods indicated, excluding or including interest on deposits as indicated.

                                                        Year Ended December 31,
                                                        ------------------------
                                                        1998 1997 1996 1995 1994
                                                        ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges:
  Excluding interest expense on deposits............... 5.18 4.73 5.32 6.37 6.44
  Including interest expense on deposits............... 1.65 1.58 1.57 1.56 1.75

For purposes of calculating the ratios, fixed charges consist of:

--     interest on debt;

--     amortization of discount on debt; and

--     the interest portion of rental expense on operating leases.

The ratio of earnings to fixed charges is calculated as follows:

     (Income before extraordinary charges and income taxes) + (fixed charges)-
                             (capitalized interest)
    --------------------------------------------------------------------
                                  (fixed charges)

                                USE OF PROCEEDS

   Unless the applicable Prospectus Supplement states otherwise, the net proceeds from the sale of the offered securities will be added to our general funds and may be used to:

--     finance acquisitions of assets and companies;

--     meet our working capital requirements;

--     reduce our short-term indebtedness;

--     invest at the bank or bank holding company levels; and

-- invest in or extend credit to our affiliates and other banks and companies engaged in other financial service activities.

Until the net proceeds have been used, they may be invested in short-term marketable securities.

   We will not receive any of the proceeds from the sale of common stock that may be offered by selling shareholders.

                               REGULATORY MATTERS

   The following discussion sets forth certain of the elements of the regulatory framework applicable to bank holding companies and their subsidiaries and provides certain specific information relevant to us and our subsidiaries. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of securityholders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to us or our subsidiaries may have a material adverse effect on our business.

   General. As a bank holding company, we are subject to regulation under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and to inspection, examination and supervision by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Under the BHCA, bank holding companies generally may not acquire the ownership or control of more than 5% of the voting shares or substantially all the assets of any company, including a bank, without the Federal Reserve's prior approval. In addition, bank holding companies generally may engage, directly or indirectly, only in banking and such other activities as are determined by the Federal Reserve to be closely related to banking.

   Various governmental requirements, including Sections 23A and 23B of the Federal Reserve Act, as amended, limit borrowings by us and our nonbank subsidiaries from our affiliate banks. These requirements also limit various other transactions between us and our nonbank subsidiaries, on the one hand, and our affiliate banks, on the other. For example, Section 23A limits to no more than 10% of its total capital the aggregate outstanding amount of any bank's loans and other "covered transactions" with any particular nonbank affiliate, and limits to no more than 20% of its total capital the aggregate outstanding amount of any bank's covered transactions with all of its nonbank affiliates. Section 23A also generally requires that a bank's loans to its nonbank affiliates be secured, and Section 23B generally requires that a bank's transactions with its nonbank affiliates be on arms' length terms.

   NBC Bank, FSB, Knoxville, Tennessee ("Knoxville"), and NBC Bank, FSB, Roanoke, Virginia ("Roanoke"), are federally chartered savings banks that are primarily regulated by the Office of Thrift Supervision (the "OTS") and secondarily regulated by the Federal Deposit Insurance Corporation ("FDIC") and the Federal Reserve. The federal savings banks are subject to examination and comprehensive regulation by the OTS. National Bank of Commerce, Memphis, Tennessee ("NBC" and, together with Knoxville and Roanoke, the "Banks") is a national banking association and, as such, is subject to regulation primarily by the Office of the Comptroller of the Currency ("OCC") and, secondarily, by the FDIC and the Federal Reserve. Our company and its subsidiaries also are affected by the fiscal and monetary policies of the federal government and the Federal Reserve, and by various other governmental requirements and regulations.

   Liability for Bank Subsidiaries. Under the Federal Reserve policy, we, as a bank holding company, are expected to act as a source of financial and managerial strength to each of our subsidiary banks and to maintain resources adequate to support each such subsidiary bank. This support may be required at times when we may not have the resources to provide it. In addition, Section 55 of the National Bank Act, as amended, permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital has become impaired. If a shareholder fails within three months to pay such an assessment, the OCC can order the sale of the shareholder's stock to cover the deficiency. We, as the sole shareholder of our subsidiary banks, are subject to such provisions. In the event of our bankruptcy, any commitment by us to a federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to priority of payment.

   Any depository institution insured by the FDIC can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. All of the Banks are FDIC-insured institutions. Also, in the event that such a default occurred with respect to a Bank, any capital loans from us to such Bank would be subordinate in right of payment to payment of the bank's depositors and certain of the Bank's other obligations.

   Capital Requirements. We are subject to risk-based capital requirements and guidelines imposed by the Federal Reserve. Our bank subsidiaries are subject to similar capital requirements and guidelines imposed by the Federal Reserve, the OTS, the OCC and the FDIC, as applicable. For this purpose, a depository institution's or holding company's assets and certain specified off-balance sheet commitments are assigned to four risk categories, each weighted differently based on the level of credit risk that is ascribed to such assets or commitments. In addition, risk weighted assets are adjusted for low-level recourse and market risk equivalent assets. A depository institution's or holding company's capital, in turn, is divided into three tiers:

-- core ("Tier 1") capital, which includes common equity, non-cumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock and related surplus (excluding auction rate issues), and minority interests in equity accounts of consolidated subsidiaries, less goodwill, certain identifiable intangible assets and certain other assets;

-- supplementary ("Tier 2") capital, which includes, among other items, perpetual preferred stock not meeting the Tier 1 definition, mandatory convertible securities, subordinated debt and allowances for loan and lease losses, subject to certain limitations, less certain required deductions; and

-- market risk ("Tier 3") capital, which includes qualifying unsecured subordinated debt.

   We, like other bank holding companies, currently are required to maintain Tier 1 and total capital (the sum of Tier 1, Tier 2 and Tier 3 capital) equal to at least 4% and 8% of our total risk-weighted assets, respectively. At December 31, 1998, we met both requirements, with Tier 1 and total capital equal to 11.79% and 13.04% of our total risk-weighted assets, respectively.

   The Federal Reserve, the FDIC, the OTS and the OCC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under the new market risk requirements, capital will be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

   The Federal Reserve also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital to adjusted total assets) of 3%, if the holding company has the highest regulatory rating or has implemented the risk-based capital measures for market risk, or 4% if the holding company does not meet these requirements. At December 31, 1998, our leverage ratio was 8.03%. The Federal Reserve may set capital requirements higher than the minimums noted above for holding companies if circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital ratios including tangible capital positions well above the minimum levels. The Federal Reserve has not, however, imposed any such special capital requirement on us.

   Each of the Banks is subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency. Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business, which are described below. Each of the Banks was in compliance with the applicable minimum capital requirements as of December 31, 1998.

   FDICIA. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. The Banks are subject to such regulation.

   The FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a depository institution to capital raising requirements. In the event a depository institution's capital deteriorates to the "undercapitalized" category or below, the FDICIA and OTS regulations prescribe an increasing amount of regulatory intervention, including the adoption by the institution of a capital restoration plan and a guarantee of the plan by its parent holding company and the placement of a hold on increases in assets, number of branches and lines of business. Our liability as the parent holding company under any such guarantee is limited to the lesser of 5% of the depository institution's assets at the time it became "undercapitalized" or the amount needed to comply with the plan. Furthermore, in the event of our bankruptcy, such guarantee would take priority over our general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

   As of December 31, 1998, each Bank was "well capitalized," based on the "prompt corrective action" ratios and guidelines described above. We note that a bank's capital category is determined solely for the purpose of applying the OTS's or the OCC's (or the FDIC's) "prompt corrective action" regulations and that the capital category may not constitute an accurate representation of the Banks' overall financial condition or prospects.

   Dividend Restrictions. Various federal and state statutory provisions limit the amount of dividends our affiliate banks can pay to us without regulatory approval. Dividend payments by national banks are limited to the lesser of (i) the level of undivided profits and (ii) absent regulatory approval, an amount not in excess of net income for the current year combined with retained net income for the preceding two years. The OTS rule generally provides for three tiers of savings associations:

-- Tier 1 associations, associations that have capital ("total capital" as calculated under the OTS capital regulations) equal to or greater than their capital requirements prior to, and on a pro forma basis after giving effect to, a proposed dividend payment;

-- Tier 2 associations, associations that have capital equal to or greater than their minimum capital requirements, but less than their Tier 1 capital requirements prior to, and on a pro forma basis after giving effect to, a proposed dividend payment; and

-- Tier 3 associations, associations that do not meet their minimum capital requirements, either before or after giving effect to a proposed dividend payment.

Under the OTS rule, a Tier 1 association may declare dividends without OTS approval of up to the greater of 100% of its net income during a calendar year plus the amount that would reduce by one-half its surplus capital ratio (the percentage by which the association's capital-to-assets ratio exceeds the ratio of its Tier 1 capital requirements to its assets) at the beginning of the calendar year, or 75% of its net income over the most recent four-quarter period. A Tier 2 association is authorized without OTS approval to declare dividends of up to 75% of net income over the most recent four-quarter period if it satisfies its fully phased-in risk-based capital requirement, or up to 50% of such net income if it satisfies its interim (90% of fully phased-in amount) risk-based capital requirement. Tier 3 associations are not authorized to declare dividends without prior written OTS approval unless, in the case of an association operating in compliance with an approved capital plan, the dividend payments are consistent with the association's capital plan. The OTS has supervisory authority to prohibit the payment of dividends for Tier 1 and Tier 2 associations.

   At December 31, 1998, $24.3 million of the total shareholders' equity of the Banks was available for payment of dividends to us without approval by the applicable regulatory authority.

   In addition, federal bank regulatory authorities have authority to prohibit the Banks from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute such an unsafe or unsound practice. The ability of the Banks to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines. For example, under the FDICIA, each of the Banks may not make capital distributions, including the payment of dividends, or pay any management fees to us if it is undercapitalized or if such payment would cause it to become undercapitalized. See "--FDICIA."

   Deposit Insurance Assessments. The deposits of each of the Banks are insured up to regulatory limits by the FDIC and are subject to the FDIC's deposit insurance assessments to maintain the Bank Insurance Fund ("BIF") and Savings Association Insurance Fund ("SAIF"). The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Each financial institution is assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The assessment rate applicable to the Banks in the future will depend in part upon the risk assessment classification assigned to each Bank by the FDIC and in part on the BIF assessment schedule adopted by the FDIC. Institutions are prohibited from disclosing the risk classification to which they have been assigned.

   The Deposit Insurance Funds Act of 1996 (the "DIFA") provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF. Currently, the annual insurance premiums on bank deposits insured by the BIF and SAIF vary between $0.00 to $0.27 per $100 of deposits. In addition, the DIFA provides for assessment to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF to pay for the cost of Financing Corporation ("FICO") funding. The FDIC's 1998 FICO assessment rates were approximately $0.012 per $100 annually for BIF-assessable deposits and $0.061 per $100 annually for SAIF-assessable deposits depending upon a depository institution's capitalization or supervisory evaluations. The Banks held approximately $193,823,000 of SAIF-assessable deposits as of December 31, 1998. The FICO assessments do not vary depending upon a depository institution's capitalization or supervisory evaluations.

   Federal savings banks, such as Knoxville and Roanoke, are required by OTS regulations to pay assessments to the OTS to fund the operations of the OTS. The general assessment is paid on a quarterly basis and is computed based on total assets of the institution, including subsidiaries.

   Depositor Preference Statute. Federal legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such institution, including federal funds and letters of credit, in the "liquidation or other resolution" of the institution by any receiver.

   Brokered Deposits. Under FDIC regulations, no FDIC-insured depository institution may accept brokered deposits unless it (i) is well capitalized or
(ii) is adequately capitalized and receives a waiver from the FDIC. In addition, these regulations prohibit any depository institution that is not well capitalized from (y) paying an interest rate on deposits in excess of 75 basis points over certain prevailing market rates or (z) offering "pass through" deposit insurance on certain employee benefit plan accounts unless it provides certain notice to affected depositors.

   Interstate Banking. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal"), subject to certain concentration limits and other requirements:

-- bank holding companies such as our company are permitted to acquire banks and bank holding companies located in any state;

-- any bank that is a subsidiary of a bank holding company is permitted to receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary of that holding company; and

-- banks are permitted to acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states, and establishing de novo branch offices in other states.

However, in the case of any such purchase or opening of individual branches, the host state must have adopted legislation "opting in" to those provisions of Riegle-Neal and, in the case of a merger with a bank located in another state, the host state must not have adopted legislation "opting out" of that provision of Riegle-Neal. We may use Riegle-Neal to acquire banks in additional states and to consolidate the Banks under a smaller number of separate charters.

   Our nonbanking subsidiaries are regulated and supervised by applicable bank regulatory agencies, as well as by various other regulatory bodies. For example, Commerce Finance Company is a consumer finance company organized under the laws of the State of Tennessee. It is primarily regulated by the Consumer Finance Division of the Tennessee Department of Financial Institutions. The Federal Trade Commission has primary federal regulatory authority. Commerce Capital Management, Inc. is registered with the SEC and is an investment adviser pursuant to the Investment Advisers Act of 1940, as amended. NBC Capital Markets Group, Inc. is registered as a broker-dealer with the SEC and the National Association of Securities Dealers, Inc. It is also a member of the Security Investor Protection Corporation. All regulatory agencies require periodic audits and regularly scheduled reports of financial information.

                         DESCRIPTION OF DEBT SECURITIES

   We may from time to time offer and sell debt securities, consisting of debentures, notes and/or other unsecured evidences of indebtedness, the "Debt Securities." The Debt Securities will be either our unsecured senior debt securities, the "Senior Debt Securities," or our unsecured subordinated debt securities, the "Subordinated Debt Securities." The Senior Debt Securities will be issued under an Indenture, the "Senior Indenture," between us and The Bank of New York, as trustee (the "Senior Trustee"). The Senior Securities will be our direct, unsecured obligations and will rank equally with all of our outstanding unsecured senior indebtedness. The Subordinated Debt Securities are to be issued under a second Indenture, the "Subordinated Indenture," between us and The Bank of New York, as trustee (the "Subordinated Trustee"). The Subordinated Securities will be our direct, unsecured obligations and, unless otherwise specified in the Prospectus Supplement relating to a particular series of Subordinated Securities offered by such Prospectus Supplement, will be subject to the subordination provisions. The Senior Indenture and the Subordinated Indenture are together called the "Indentures" and the Senior Trustee and the Subordinated Trustee are together called the "Trustee."

   The following summary of certain provisions of the Indentures is not complete. You should refer to the form of each Indenture, copies of which are exhibits to the Registration Statement. For a copy of the Registration Statement, see "Where You Can Find More Information." Section references below are to the section in the applicable Indenture. Capitalized terms have the meanings assigned to them in the applicable Indenture. The referenced sections of the Indentures and the definitions of capitalized terms are incorporated by reference.

   The following section describes certain general terms and provisions of the Debt Securities. The particular terms of the Debt Securities offered by any prospectus supplement will be described in the applicable Prospectus Supplement.

   We are a bank holding company, and our right to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or winding-up is subject to the prior claims of creditors of any subsidiary. Consequently, the ability of the holders of the Debt Securities to benefit, as our creditors, from any distributions is also subject to these prior claims.

   General. The Indentures do not limit the aggregate principal amount of Debt Securities that we may issue. Each Indenture provides that Debt Securities of any series may be issued under it up to the aggregate principal amount which may be authorized from time to time by us and may be denominated in any currency or currency unit that we designate. Neither the Indentures nor the Debt Securities will limit or otherwise restrict the amount of other indebtedness which we may incur or the other securities that we or any of our subsidiaries may issue. (Section 3.01)

   Debt Securities of a series may be issuable in registered form without coupons ("Registered Securities"), in bearer form with or without coupons attached ("Bearer Securities") or in the form of one or more global securities in registered or bearer form (each a "Global Security"). Bearer Securities, if any, will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

   The Prospectus Supplement relating to each series of Debt Securities being offered will specify the particular terms of those Debt Securities. The terms may include:

--     the title and the type of the Debt Securities;

-- any limit on the aggregate principal amount of the Debt Securities or aggregate initial public offering price;

--     the priority of payment of the Debt Securities;

-- the price or prices (which may be expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued;

-- the date or dates on which the principal and premium, if any, of the Debt Securities are payable;

-- the interest rate or rates (which may be fixed or variable) of the Debt Securities, if any;

-- the interest payment date or dates, if any, or the method or methods by which such rates may be determined, if any, the date or dates on which payment of such interest, if any, will commence, the Interest Payment Dates on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates;

-- the extent to which any of the Debt Securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent Global Debt Security will be paid;

-- each office or agency where, subject to the terms of the applicable Indenture, the Debt Securities may be presented for registration of transfer or exchange;

-- the place or places where, subject to the terms of the applicable Indenture, the principal of (and premium, if any) and interest, if any, on the Debt Securities will be payable;

-- the date or dates, if any, after which the Debt Securities may be redeemed or purchased in whole or in part, at our option or mandatorily pursuant to any sinking, purchase or analogous fund or may be required to be purchased or redeemed at the option of the holder, and the redemption or repayment price or prices;

-- the denomination or denominations in which the Debt Securities will be issuable;

-- the currency, currencies or units based on or related to currencies for which the Debt Securities may be purchased and the currency, currencies or currency units in which the principal of, premium, if any, and any interest on such Debt Securities may be payable;

-- any index used to determine the amount of payments of principal of, premium, if any, and interest on the Debt Securities;

-- whether any of the Debt Securities are to be issuable as Bearer Securities and/or Registered Securities, and if issuable as Bearer Securities, any limitations on issuance of such Bearer Securities and any provisions regarding the transfer or exchange of such Bearer Securities (including exchange for registered Debt Securities of the same series);

--     the payment of any additional amounts with respect to the Debt
       Securities;

-- whether any of the Debt Securities will be issued as Original Issue Discount Securities (as defined below);

--     information with respect to book-entry procedures, if any;

-- any additional covenants or Events of Default not currently set forth in the applicable Indenture; and

-- any other terms of the Debt Securities not inconsistent with the provisions of the applicable Indenture.

   If any of the Debt Securities are sold for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of Debt Securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the applicable Prospectus Supplement. (Section 3.01)

   Debt Securities may be issued as original issue discount Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) ("Original Issue Discount Securities"), to be sold at a substantial discount below their stated principal amount. There may not be any periodic payments of interest on Original Issue Discount Securities. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the Prospectus Supplement, the terms of such security and the Indenture, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security. (Section 7.02) The federal income tax considerations with respect to Original Issue Discount Securities will be explained in the Prospectus Supplement we prepare for the Original Issue Discount Securities.

   Limitation on Disposition of Stock of the Banks. The Senior Indenture contains a covenant by us that, so long as any of the Senior Securities are outstanding (but subject to our rights in connection with our consolidation or merger with or into another person or a sale of our assets), neither we nor any Intermediate Subsidiary (as defined below) will dispose of any shares of voting stock of the Banks (or any securities convertible into, or options, warrants or rights to purchase shares of voting stock of the Banks), except to us or an Intermediate Subsidiary. In addition, the covenant provides that neither we nor any Intermediate Subsidiary will permit any Bank to issue any shares of its voting stock (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of its voting stock), nor will we permit any Intermediate Subsidiary to cease to be an Intermediate Subsidiary. These restrictions will not apply if (i) any disposition of voting stock of a Bank (or any securities convertible into, or options, warrants or rights to purchase shares of voting stock of the Bank) is made for fair market value, as determined by our Board of Directors or the Board of Directors of the Intermediate Subsidiary, and (ii) after giving effect to the transaction, we and any one or more of our Intermediate Subsidiaries will collectively own at least 80% of the issued and outstanding voting stock of that Bank (or any successor to the Bank) free and clear of any security interest. The above covenant also does not restrict the Banks from being consolidated with or merged into another domestic banking corporation, if after the merger or consolidation we and any one or more Intermediate Subsidiaries own at least 80% of the voting stock of the resulting bank and no Event of Default (as defined below), (and no event which, after notice or lapse of time or both, would become an Event of Default), occurred and is continuing. An Intermediate Subsidiary is defined in the Senior Indenture as a Subsidiary (i) that is organized under the laws of any domestic jurisdiction and (ii) of which all the shares of capital stock, and all securities convertible into, and options, warrants and rights to purchase shares of such capital stock, are owned directly by us, free and clear of any security interest. The above covenant does not prevent the Banks from engaging in a sale of assets to the extent otherwise permitted by the Senior Indenture. (Section 5.07)

   Consolidation, Merger or Sale of Assets. Each Indenture provides that we may, without the consent of the holders of any of the Debt Securities outstanding under the applicable Indenture, consolidate with, merge into or transfer our assets substantially as an entirety to any person, provided that:

-- any successor assumes our obligations on the applicable Debt Securities and under the applicable Indenture;

-- after giving effect to the transaction, there is no Default or Event of Default that is continuing; and

-- certain other conditions under the applicable Indenture are met. (Section 10.01)

Accordingly, any such consolidation, merger or transfer of assets substantially as an entirety, which meets the conditions described above, would not create any Event of Default which would entitle holders of the Debt Securities, or the Trustee on their behalf, to take any of the actions described below under "-- Events of Default, Waivers, Etc."

   Leveraged And Other Transactions. The Indentures and the Debt Securities do not contain, among other things, provisions which would afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving our company which could adversely affect the holders of Debt Securities.

   Modification of the Indenture; Waiver of Covenants. Each Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each affected series, modifications and alterations of such Indenture may be made which affect the rights of the holders of such Debt Securities. However, no such modification or alteration may be made without the consent of the holder of each Debt Security so affected which would, among other things:

-- change the maturity of the principal of, or of any installment of interest (or premium, if any) on, any Debt Security issued pursuant to such Indenture;

-- change the principal amount thereof, premium thereon, if any, or interest thereon;

-- change the method of calculation of interest or the currency of payment of principal or interest (or premium, if any) thereon;

--     reduce the minimum rate of interest thereon;

-- impair the right to bring suit for the enforcement of any such payment on or with respect to any such Debt Security;

-- reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof; or

-- reduce the above-stated percentage in principal amount of outstanding Debt Securities required to modify or alter such Indenture; or (Section 9.02)

-- change our obligation to maintain an office or agency as required by the applicable Indenture.

   Global Securities. The Debt Securities of a series may be issued in the form of one or more Global Securities that will be deposited with a Depositary or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by the Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for the Global Security to a nominee for the Depositary (Section 3.05) and except in the circumstances described in the applicable Prospectus Supplement.

   The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities and certain limitations and restrictions relating to a series of Bearer Securities in the form of one or more Global Securities will be described in the applicable Prospectus Supplement.

   Events of Default, Waivers, Etc. An Event of Default with respect to the Senior Debt Securities of any series, and a Default with respect to the Subordinated Debt Securities of any series, is defined in the applicable Indentures as:

(i) default in the payment of principal of or premium, if any, on any Debt Security of that series when due;

(ii) default in the payment of interest on any Debt Security of that series when due, which continues for 30 days;

(iii) default in the performance by us of any of our other covenants in the applicable Indenture with respect to the Debt Securities of such series, which continues for 90 days after written notice;

(iv) certain events of bankruptcy, insolvency or reorganization of our company; and

(v) any other event that may be specified in a Prospectus Supplement with respect to any series of Debt Securities. (Section 7.01 of the Senior Indenture; Section 7.07 of the Subordinated Indenture)

   If an Event of Default with respect to any series of Senior Debt Securities or a Default specified in clauses (iv) and (v) of this section with respect to the Subordinated Debt Securities occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series outstanding may declare the principal amount (or if such Debt Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the Debt Securities of any series may waive such Event of Default or Default, as applicable, resulting in acceleration of such Debt Securities, but only if all Events of Default or Default, as applicable, with respect to the Debt Securities of such series have been remedied and all payments due (other than those due as a result of acceleration) have been made. (Sections 7.02 and 7.13)

   If an Event of Default with respect to the Senior Debt Securities or a Default with respect to the Subordinated Debt Securities occurs and is continuing, the Trustee may, in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the Debt Securities of any series, and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the applicable Indenture will, proceed to protect the rights of the holders of all the Debt Securities of such series. (Sections 7.03 and 7.07) Prior to acceleration of maturity of the Debt Securities of any series outstanding under the applicable Indenture, the holders of a majority in aggregate principal amount of such Debt Securities may waive any past default under the applicable Indenture except a default in the payment of principal of, premium, if any, or interest on the Debt Securities of such series. (Section 7.02)

   The Indentures provide that upon the occurrence of an Event of Default with respect to the Senior Debt Securities specified in clauses (i) or (ii) of this section or a Default with respect to the Subordinated Debt Securities specified in clauses (i) or (ii) of this section, we will, upon demand of the Trustee, pay to it, for the benefit of the holder of any such Debt Security, the whole amount then due and payable on such Debt Securities for principal, premium, if any, and interest. The Indentures further provide that if we fail to pay such amount upon such demand, the Trustee may, among other things, institute a judicial proceeding for the collection of the amount due. (Section 7.03)

   The Indentures also provide that notwithstanding any other provision of the applicable Indenture, the holder of any Debt Security of any series will have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such Debt Securities when due and that such right will not be impaired without the consent of such holder. (Section 7.08)

   We are required to file annually with the applicable Trustee a written statement as to the existence or non-existence of defaults under the Indentures or the Debt Securities. (Section 5.05)

   Subordination of the Subordinated Debt Securities. The Subordinated Debt Securities will be our direct, unsecured obligations and, unless otherwise specified in the Prospectus Supplement relating to a particular series of Subordinated Debt Securities offered by such Prospectus Supplement, will be subject to the subordination provisions described in this section. Upon any distribution of our assets due to any dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest on the Subordinated Debt Securities is to be subordinated in right of payment to all Senior Indebtedness (as defined below), to the extent provided in the Subordinated Indenture. In certain events of bankruptcy or insolvency, the payment of the principal of and interest on the Subordinated Debt Securities will, to the extent provided in the Subordinated Indenture, also be effectively subordinated in right of payment to all General Obligations (as defined below).

   Upon any distribution of our assets due to any dissolution, winding up, liquidation or reorganization, the holders of Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due before the holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the Subordinated Debt Securities. If upon any such payment or distribution of assets, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, (i) there remain any amounts of cash, property or securities available for payment or distribution in respect of the Subordinated Debt Securities ("Excess Proceeds") and (ii) if, at such time, any creditors in respect of General Obligations have not received payment in full of all amounts due or to become due on or in respect of such General Obligations, then such Excess Proceeds will first be applied to pay or provide for the payment in full of such General Obligations before any payment or distribution may be made in respect of the Subordinated Debt Securities. (Section 14.02)

   In addition, no payment may be made on the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Debt Securities, at any time in the event:

-- there is a default in the payment of the principal of, premium, if any, interest on or otherwise in respect of any Senior Indebtedness; or

-- any event of default with respect to any Senior Indebtedness has occurred and is continuing or would occur as a result of such payment on the Subordinated Debt Securities or any redemption, retirement, purchase or other acquisition of any of the Subordinated Debt Securities, permitting the holders of such Senior Indebtedness to accelerate the maturity thereof. (Section 14.03)

Except as described above, our obligation to make payments of the principal of, premium, if any, or interest on the Subordinated Debt Securities will not be affected. (Section 14.04)

   By reason of the subordination in favor of the holders of Senior Indebtedness, in the event of a distribution of assets upon any dissolution, winding up, liquidation or reorganization, our creditors who are not holders of Senior Indebtedness or the Subordinated Debt Securities may recover less, proportionately, than holders of Senior Indebtedness and may recover more, proportionately, than holders of the Subordinated Debt Securities.

   Subject to payment in full of all Senior Indebtedness, the holders of Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of our company applicable to Senior Indebtedness. Subject to payment in full of all General Obligations, the holders of the Subordinated Debt Securities will be subrogated to the rights of the creditors in respect of General Obligations to receive payments or distributions of cash, property or securities of our company applicable to such creditors in respect of General Obligations. (Section 14.02)

   "Senior Indebtedness" for purposes of the Subordinated Indenture is the principal of, premium, if any, and interest on:

-- all of our indebtedness for money borrowed (other than (i) the Subordinated Debt Securities and (ii) the Junior Subordinated Indebtedness (as defined below)) whether outstanding on the date of execution of the Subordinated Indenture or created, assumed or incurred after that date, except such indebtedness as is by its terms expressly stated to be not superior in right of payment to the Subordinated Debt Securities or to rank equally with the Subordinated Debt Securities; and

--    any deferrals, renewals or extensions of any such Senior Indebtedness.

The term "indebtedness for money borrowed" as used in this paragraph includes, without limitation, any obligation of, or any obligation guaranteed by us for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets. The Subordinated Indenture does not limit our issuance of additional Senior Indebtedness.

   The Subordinated Debt Securities will rank senior in right of payment to our Junior Subordinated Indebtedness upon any distribution of our assets due to any dissolution, winding up, liquidation or reorganization, to the extent provided in the instruments creating our Junior Subordinated Indebtedness. "Junior Subordinated Indebtedness" is the prinicipal of, premium, if any, and interest on:

-- the Floating Rate Capital Trust Pass-through Securites due April 1, 2027, which were issued by National Commerce Capital Trust I, and which we guarantee on a junior subordinated basis;

--    our Floating Rate Junior Subordinated Debentures due April 1, 2027;

-- all of our indebtedness for money borrowed whether outstanding on the date of the execution of the Subordinated Indenture or created, assumed or incurred after that date that is by its terms subordinated to the Subordinated Debt Securities; and

-- any deferrals, renewals or extensions of any of such Junior Subordinated Indebtedness.

The term "indebtedness for money borrowed" as used in this paragraph includes, without limitation, any obligation of, or any obligation guaranteed by us for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments and any deferred obligation for the payment of the purchase price of property or assets.

   Unless otherwise specified in the Prospectus Supplement relating to a particular series of Subordinated Debt Securities offered thereby, the term "General Obligations" means all obligations to make payment on account of claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, other than:

(i)   obligations on account of Senior Indebtedness;

(ii) obligations on account of indebtedness for money borrowed ranking equal with or subordinate to the Subordinated Debt Securities; and

(iii) obligations which by their terms are expressly stated not to be senior in right of payment to the Subordinated Debt Securities or to rank equally with the Subordinated Debt Securities.

However, in the event that any rule, guideline or interpretation promulgated or issued by the Federal Reserve (or other competent regulatory agency or authority), as from time to time in effect, establishes or specifies criteria for the inclusion in regulatory capital of subordinated debt of a bank holding company requiring that such subordinated debt be subordinated to obligations to creditors in addition to those set forth above, then the term "General Obligations" will also include such additional obligations to creditors, as from time to time in effect pursuant to such rules, guidelines or interpretations. For purposes of this definition, "claim" will have the meaning assigned thereto in Section 101(4) of the Bankruptcy Code of 1978, as amended to the date of the Subordinated Indenture.

   As of December 31, 1998, the aggregate amount of Senior Indebtedness and General Obligations of the Company was approximately $738 million.

   Unless otherwise specified in the Prospectus Supplement relating to any series of Subordinated Debt Securities, payment of principal of the Subordinated Debt Securities may be accelerated only in case of the bankruptcy, insolvency or reorganization our company.

   Concerning the Trustee. Our company and certain of our affiliates maintain a banking relationship with the Trustee and its affiliates. The Trustee also acts as the transfer agent, registrar and dividend disbursing agent for our common stock and as trustee for (i) the Floating Rate Capital Trust Pass-through Securities due April 1, 2027 and (ii) our Floating Rate Junior Subordinated Debentures due April 1, 2027.

                         DESCRIPTION OF PREFERRED STOCK

   The following summary contains a description of the general terms of the preferred stock, without par value, the "Preferred Stock," to which any Prospectus Supplement may relate. Certain terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. If so indicated in the Prospectus Supplement, the terms of that series may differ from the terms described below. The provisions of the Preferred Stock described below are not complete. You should refer to our Amended and Restated Charter (our "Charter" or the "Charter") and any certificate of amendment to our Charter which will be filed with the SEC in connection with the offering of Preferred Stock.

   General. Under our Charter our Board of Directors has the authority, without further shareholder action, to issue from time to time Preferred Stock in one or more series and for such consideration as may be fixed from time to time by our Board of Directors. Our Board of Directors also has the authority to fix and determine, in the manner provided by law, the relative rights and preferences of the shares of any series so established, such as dividend and voting rights. Our Charter authorizes 5,000,000 shares of Preferred Stock. Prior to the issuance of each series of Preferred Stock, our Board of Directors will adopt resolutions creating and designating the series as a series of Preferred Stock.

   Under interpretations adopted by the Federal Reserve, if the holders of Preferred Stock of any series become entitled to vote for the election of directors because dividends on such series are in arrears as described under "Voting Rights" below, such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% or more if it otherwise exercises a "controlling influence" over our company) may then be subject to regulation as a bank holding company in accordance with the BHCA. In addition, at such time as such series is deemed a class of voting securities, any other bank holding company may be required to obtain the prior approval of the Federal Reserve to acquire 5% or more of such series, and any person other than a bank holding company may be required to obtain the prior approval of the Federal Reserve to acquire 10% or more of such series.

   The Preferred Stock will have the dividend, liquidation, redemption, voting and conversion rights set forth below unless otherwise specified in the applicable Prospectus Supplement. You should read the Prospectus Supplement relating to the particular series of Preferred Stock offered thereby for specific terms, including:

-- the designation, stated value and liquidation preference of such Preferred Stock and the number of shares offered;

--     the initial public offering price at which such shares will be issued;

-- the dividend rate or rates (or method of calculation), the dividend periods, the date on which dividends will be payable and whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to cumulate;

--     any redemption or sinking fund provisions;

--     any conversion provisions; and

-- any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Stock.

   No shares of Preferred Stock are currently outstanding. The Preferred Stock will, when issued, be fully paid and nonassessable and have no preemptive rights. Unless otherwise specified in the applicable Prospectus Supplement, the shares of each series of Preferred Stock will upon issuance rank equally in all respects with each other then outstanding series of Preferred Stock. Unless otherwise specified in the applicable Prospectus Supplement, The Bank of New York, or an affiliate, will be the transfer agent and registrar for the Preferred Stock.

   Because we are a bank holding company, our rights and the rights of holders of our securities, including the holders of the Preferred Stock, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors and preferred stockholders, except to the extent our company may itself be a creditor with recognized claims against such subsidiary or a holder of preferred shares of such subsidiary.

   Rank. Any series of the Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank:

-- senior to all classes of common stock and to all equity securities issued by us, the terms of which specifically provide that the equity securities will rank junior to the Preferred Stock;

-- equally with all equity securities issued by us, the terms of which specifically provide that the equity securities will rank equally with the Preferred Stock; and

-- junior to all equity securities issued by us, the terms of which specifically provide that the equity securities will rank senior to the Preferred Stock.

   Dividends. The holders of the Preferred Stock will be entitled to receive, when, as and if declared by our Board of Directors, dividends at such rates and on such dates as will be specified in the applicable Prospectus Supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable Prospectus Supplement. Dividends will be payable to the holders of record as they appear on our stock books on such record dates as will be fixed by our Board of Directors. Dividends may be paid in the form of cash, the Preferred Stock (of the same or a different series) or common stock, in each case as specified in the applicable Prospectus Supplement.

   Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as specified in the applicable Prospectus Supplement. If the dividends on a series of the Preferred Stock are noncumulative ("Noncumulative Preferred Stock") and our Board of Directors fails to declare a dividend payable on a dividend payment date, then the holders of such Preferred Stock will have no right to receive a dividend in respect of the dividend period relating to such dividend payment date, and we will be obligated to pay the dividend accrued for such period, whether or not dividends on such Preferred Stock are declared or paid on any future dividend payment dates.

   We will not declare or pay or set apart for payment any dividends on any series of the Preferred Stock ranking, as to dividends, on a parity with or junior to the outstanding Preferred Stock of any series unless (i) if such outstanding Preferred Stock has a cumulative dividend ("Cumulative Preferred Stock"), full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on such Preferred Stock for all dividend periods terminating on or prior to the date of payment of any such dividends on such other series of the Preferred Stock, or (ii) if such outstanding Preferred Stock is Noncumulative Preferred Stock, full dividends for the then-current dividend period on such Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment.

   Until full dividends are paid (or declared and payment is set aside) on the Preferred Stock ranking equal as to dividends, then:

-- we will declare any dividends pro rata among the Preferred Stock of each series and any Preferred Stock ranking equal to such Preferred Stock as to dividends (i.e., the dividends we declare per share on each series of such Preferred Stock will bear the same relationship to each other that the full accrued dividends per share on each such series of the Preferred Stock (which will not, if such Preferred Stock is Noncumulative Preferred Stock, include any accumulation in respect of unpaid dividends for prior dividend periods) bear to each other);

-- other than such pro rata dividends, we will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the Preferred Stock as to dividends or upon liquidation (except dividends on common stock payable in common stock, dividends or distributions paid for with securities ranking junior to the Preferred Stock as to dividends and upon liquidation and cash in lieu of fractional shares in connection with such dividends); and

-- we will not redeem, purchase or otherwise acquire (or set aside money for a sinking fund for) common stock or any other securities ranking junior to or equal with the Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for stock junior to the Preferred Stock as to dividends and upon liquidation).

We will not owe any interest, or any money in lieu of interest, on any dividend payment(s) on any series of the Preferred Stock which may be past due.

   Redemption. A series of the Preferred Stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices specified in the applicable Prospectus Supplement. Redeemed shares of the Preferred Stock will become authorized but unissued shares of Preferred Stock that we may issue in the future.

   The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that we will redeem each year and the redemption price per share. If shares of Preferred Stock are redeemed, we will pay all accrued and unpaid dividends thereon (which will not, if such Preferred Stock is Noncumulative Preferred Stock, include any accumulation in respect of unpaid dividends for prior dividend periods) up to but excluding the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for the Preferred Stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of such Preferred Stock may provide that, if no such capital stock will have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock will automatically and mandatorily be converted into shares of our applicable capital stock pursuant to conversion provisions specified in the applicable Prospectus Supplement.

   If fewer than all the outstanding shares of Preferred Stock of any series are to be redeemed, our Board of Directors will determine the number of shares to be redeemed. We will redeem the shares pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot or by any other method as may be determined by our Board of Directors.

   Even though the terms of a series of the Cumulative Preferred Stock may permit redemption of such Cumulative Preferred Stock in whole or in part, if any dividends, including accumulated dividends, on that series are past due:

-- we will not redeem any Preferred Stock of that series unless we simultaneously redeem all outstanding Preferred Stock of that series; and

-- we will not purchase or otherwise acquire any Preferred Stock of that series.

The prohibition discussed in the prior sentence will not prohibit us from purchasing or acquiring Preferred Stock of that series pursuant to a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

   Under current regulations, bank holding companies may exercise an option to redeem shares of preferred stock included as Tier 1 capital, or exchange preferred stock for debt securities, without the prior approval of the Federal Reserve, if the bank holding company will remain well capitalized, received a composite rating of 1 or 2 under the bank holding company ratings system and is not the subject of any unresolved supervisory issues.

   Conversion Rights. The Prospectus Supplement relating to a series of convertible Preferred Stock will describe the terms on which shares of such series are convertible into our Common Stock, or another series of Preferred Stock.

   Rights upon Liquidation. Unless the applicable Prospectus Supplements states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of the Preferred Stock will be entitled to receive out of our assets available for distribution to shareholders, before any distribution of assets is made to holders of our common stock or any other class or series of shares ranking junior to such Preferred Stock upon liquidation, liquidating distributions in the amount of the liquidation preference of such Preferred Stock plus accrued and unpaid dividends (which will not, if such Preferred Stock is Noncumulative Preferred Stock, include any accumulation in respect of unpaid dividends for prior dividend periods). If we voluntarily or involuntarily liquidate, dissolve or wind up our business, the amounts payable with respect to the Preferred Stock of any series and any of our other securities ranking equal as to any such distribution are not paid in full, the holders of such Preferred Stock and of such other shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Preferred Stock of any series will not be entitled to any further participation in any distribution of our assets.

   Because we are a bank holding company, our rights, the rights of our creditors and of our shareholders to participate in the assets of any subsidiary, upon the subsidiary's liquidation or recapitalization, may be subject to the prior claims of the subsidiary's creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

   Voting Rights. Except as described in this section or in the applicable Prospectus Supplement, or except as expressly required by applicable law, the holders of the Preferred Stock will not be entitled to vote. If the holders of a series of Preferred Stock are entitled to vote and the applicable Prospectus Supplement does not state otherwise, each such share will be entitled to one vote on matters on which holders of such series of the Preferred Stock are entitled to vote. For any series of Preferred Stock having one vote per share, the voting power of such series, on matters on which holders of such series and holders of other series of Preferred Stock are entitled to vote as a single class, will depend on the number of shares in such series, not the aggregate stated value, liquidation preference or initial offering price of the shares of such series of Preferred Stock.

   Unless we receive the consent of the holders of an outstanding series of Preferred Stock and the outstanding shares of all other series of Preferred Stock which (i) rank equal with such series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up of our business and (ii) have voting rights that are exercisable and that are similar to those of such series, we will not:

-- authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to such outstanding Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our business; or

-- amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of our Charter or of the resolutions contained in any certificate of amendment creating such series of Preferred Stock so as to materially and adversely affect any right, preference, privilege or voting power of such outstanding Preferred Stock.

This consent must be given by the holders of a majority of all such outstanding Preferred Stock described in the preceding sentence, voting together as a single class. We will not be required to obtain this consent with respect to the actions listed in the second bullet point above, however, if we only (i) increase the amount of the authorized Preferred Stock, (ii) create and issue another series of Preferred Stock, or (iii) increase the amount of authorized shares of any series of Preferred Stock, if such Preferred Stock in each case ranks equal with or junior to the Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of our business.

                          DESCRIPTION OF COMMON STOCK

   This section describes the general terms and provisions of the shares of our common stock, par value $2.00 per share (the "Common Stock"). The summary is not complete and is qualified in its entirety by reference to the description of the Common Stock incorporated by reference in this Prospectus. See "Incorporation of Information We File with the SEC." We have also filed our Charter and our bylaws as exhibits to the Registration Statement. You should read our Charter and our bylaws for additional information before you buy any Common Stock. See "Where You Can Find More Information."

   General. As of March 5, 1999, our authorized Common Stock was 175,000,000 shares, of which 101,272,004 shares were issued and outstanding.

   Dividends. Holders of Common Stock are entitled to receive pro rata dividends when, as and if declared by our Board of Directors out of any funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. In certain cases, holders of Common Stock may not receive dividends until we have satisfied our obligations to any holders of outstanding Preferred Stock. In the event we liquidate, dissolve or wind up our business, the holders of Preferred Stock will receive an amount per share equal to the amount fixed and determined by our Board of Directors, plus any amount equal to all the dividends accrued on the Preferred Stock, before any distribution will be made on the Common Stock.

   Voting Rights. Each share of Common Stock is entitled to one vote on each matter submitted to a vote of shareholders. The holders of the Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares of Common Stock voting for the election of directors can elect 100% of the directors standing for election at any meeting if they choose to do so and, in such event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to our Board of Directors.

   Other Rights. The Common Stock has no conversion rights and is not redeemable. The holders of the Common Stock do not have any preemptive rights to subscribe for additional shares of our stock or other securities of ours except as may be granted by our Board of Directors. There is no restriction on our purchase of shares of Common Stock except for certain regulatory limits.

   Fully Paid. The issued and outstanding shares of Common Stock are fully paid and nonassessable (i.e., the full purchase price for the outstanding shares of Common Stock has been paid and the holders of such shares will not be assessed any additional monies for such shares).

   Listing. The Common Stock is listed on The Nasdaq Stock Market's National Market under the symbol "NCBC." The Bank of New York, or an affiliate thereof, is the transfer agent, registrar and dividend disbursing agent for the Common Stock.

   Special Provisions of the Charter. Article Seventh of the Charter provides for a Board of Directors consisting of at least three and no more than twenty-five directors and divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for shareholders to change the composition of our Board of Directors in a short period of time. At least two annual meetings of our shareholders, instead of one, will generally be required to effect a change in a majority of our Board of Directors.

   Our Board of Directors can at any time, under the Charter and without shareholder approval, issue one or more series of Preferred Stock. In some cases, the issuance of Preferred Stock without shareholder approval could discourage or make more difficult attempts to take control of our company through a merger, tender offer, proxy contest or otherwise. Preferred Stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of our company from acquiring enough voting shares necessary to take control.

   Article Ninth of the Charter includes specific provisions with respect to mergers and other business combinations (as defined in the Charter, a "Business Combination"). In general, a Business Combination requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of each class of our capital voting stock to approve the Business Combination, unless the Business Combination is not with or does not involve:

(i) any Interested Shareholders (as defined in the Charter) or an Affiliate (as defined in the Charter) of an Interested Shareholder if the following conditions set forth in (ii)(a) below are met, in which event such Business Combination will require only such affirmative vote as is required by law and the Charter, or

(ii) an Interested Shareholder or an Affiliate of an Interested Shareholder if the following conditions set forth in (a), (b) and (c) are met, in which event such Business Combination will require only such affirmative vote as is required by law and the Charter:

(a) if the Business Combination has been approved by at least two-thirds of our entire Board of Directors at any time prior to the consummation of the Business Combination;

(b) the aggregate amount of the cash and the fair market value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of our outstanding capital voting stock in such Business Combination will be at least equal to the Minimum Price Per Share (as defined in the Charter); and

(c) the consideration to be received by holders of a particular class of outstanding voting stock will be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class of voting stock. If the Interested Shareholder has paid for shares of any class of voting stock with varying forms of consideration, the form of consideration for such class of voting stock will be either cash or the form used to acquire the largest number of shares of such class of voting stock previously acquired by it.

                              SELLING SHAREHOLDERS

   The selling shareholders may be directors, executive officers or former directors of our company. The Prospectus Supplement for any offering of the Common Stock by selling shareholders will include the following information:

--      the names of the selling shareholders;

--      the number of shares held by each of the selling shareholders;

--      the percentage of the Common Stock held by each of the selling shareholders; and

--      the number of shares of the Common Stock offered by each of the selling shareholders.

                              PLAN OF DISTRIBUTION

   The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Securities offered therein.

   Our company and any selling shareholders may sell Securities directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. Each Prospectus Supplement will describe the terms of the Securities to which such Prospectus Supplement relates, the names of the selling shareholders and the number of shares of Common Stock to be sold by each, the name or names of any underwriters or agents with whom we or the selling shareholders, or both, have entered into arrangements with respect to the sale of such Securities, the public offering or purchase price of such Securities and the net proceeds we or the selling shareholders will receive from such sale. In addition, each Prospectus Supplement will describe any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which such Securities will be listed. Dealer trading may take place in certain of the Securities, including Securities not listed on any securities exchange.

   If so indicated in the applicable Prospectus Supplement, we or the selling shareholders, or both, will authorize underwriters or agents to solicit offers by certain institutions to purchase Securities from us or the selling shareholders, or both, pursuant to delayed delivery contracts providing for payment and delivery at a future date. Institutions with which such contracts may be made include, among others:

   -- commercial and savings banks;

   -- insurance companies;

   -- pension funds;

   -- investment companies;

   -- educational and charitable institutions.

In all cases, such institutions must be approved by us or the selling shareholders, or both. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (ii) if the Securities are also being sold to underwriters acting as principals for their own account, the underwriters will have purchased such Securities not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

   Any selling shareholder, underwriter or agent participating in the distribution of the Securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold and any discounts or commissions received by them, and any profit realized by them on the sale or resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

   Certain of any such underwriters and agents including their associates, may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business. One or more of our affiliates may from time to time act as an agent or underwriter in connection with the sale of the Securities to the extent permitted by applicable law. The participation of any such affiliate in the offer and sale of the Securities will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate.

   Except as indicated in the applicable Prospectus Supplement, the Securities are not expected to be listed on a securities exchange, except for the Common Stock, which is listed on The Nasdaq Stock Market's National Market, and any underwriters or dealers will not be obligated to make a market in Securities. We cannot predict the activity or liquidity of any trading in the Securities.

   We will not receive any proceeds from the sale of shares of Common Stock by the selling shareholders. We will, however, bear certain expenses in connection with the registration of the securities being offered under this Prospectus by the selling shareholders, including all costs incident to the offering and sale of the securities to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

                             VALIDITY OF SECURITIES

   The validity of the Securities offered hereby will be passed upon for us by King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303, and for any underwriters, selling agents and certain other purchasers by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this Form S-3. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts shown (other than the SEC registration fee) are estimates subject to future contingencies.

     SEC Filing Fee ................................................... $123,693
     Legal Fees and Expenses...........................................  100,000
     Trustees' Fees and Expenses.......................................   15,000
     Printing and Engraving Expenses...................................   30,000
     Accounting Fees and Expense.......................................   20,000
     Miscellaneous Expenses............................................   20,000
                                                                        --------
     Total............................................................. $308,693
                                                                        ========

Item 15. Indemnification of Officers and Directors

   The Registrant is a Tennessee corporation. Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act contain detailed provisions on indemnification of directors and officers of a Tennessee corporation against reasonable expenses.

   The Registrant's Amended and Restated Charter (the "Charter"), provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for unlawful distributions under Section 48-18-304 of the Tennessee Business Corporation Act.

   The Registrant's Bylaws (the "Bylaws"), provide that the Registrant, shall indemnify any person who is made a party to a suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he, his testator or intestate is or was a director or officer of the Registrant, against amounts paid in settlement and reasonable expenses including attorneys' fees actually and necessarily incurred as a result of such suit or proceeding or any appeal therein to the extent permitted by and in the manner provided by the laws of Tennessee. The Registrant shall indemnify any person made or threatened to be made a party to a suit or proceeding other than by or in the right of any company of any type or kind, domestic or foreign, which any director or officer of the Registrant, by reason of the fact that he, his testator or intestate, was a director or officer of the Registrant or served such other company in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such suit or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the Registrant and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that this conduct was unlawful, and to the extent permitted by, and in the manner provided by, the laws of Tennessee.

   The directors and officers of the Registrant are covered by an insurance policy indemnifying them against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

   In connection with this offering, the Selling Shareholders have agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant by the Selling Shareholders and contained herein.

Item 16. Exhibits

 Exhibit No.                            Description
 -----------                            -----------
     1.1     Form of Debt Securities Underwriting Agreement.
     1.2     Form of Preferred Stock and Common Stock Underwriting Agreement.
     3.1     Charter of National Commerce Bancorporation as amended and restated and filed as Exhibit 3.1 to the Registrant's Form 10-Q for the quarter ended June 30, 1998 (File No. 0-6094) and
             incorporated herein by reference.
     3.2     Bylaws of National Commerce Bancorporation as amended filed as
             Exhibit 3.2 to the Registrant's Form 10-K for the year ended
             December 31, 1995 (File No. 0-6094) and incorporated herein by reference.
     4.1     Senior Indenture between National Commerce Bancorporation and The
             Bank of New York (including form of Senior Security).
     4.2     Subordinated Indenture between National Commerce Bancorporation and The Bank of New York (including form of Subordinated
             Security).
     4.3     Specimen Common Stock Certificate filed as Exhibit 4.1 to the
             Registrant's Form 10-K for the year ended December 31, 1996 (File
             No. 0-6059) and incorporated herein by reference.
     5.1     Opinion of Charles A. Neale, General Counsel of National Commerce
             Bancorporation.
     5.2     Opinion of King & Spalding.
    12.1     Statement regarding computation of ratio of earnings to fixed charges.
    23.1     Consent of Ernst & Young LLP.
    23.2     Consent of Charles A. Neale (included in Exhibit 5.1).
    23.3     Consent of King & Spalding (included in Exhibit 5.2).
    24.1     Power of Attorney (included herein on page II-4).
    25.1     Form T-1 Statement of Eligibility of The Bank of New York to act
             as trustee under the Senior Indenture.
    25.2     Form T-1 Statement of Eligibility of The Bank of New York to act
             as trustee under the Subordinated Indenture.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those items is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference to this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (6) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on April 15, 1999.

                                        NATIONAL COMMERCE BANCORPORATION

                                                  /s/ Thomas M. Garrott
                                        BY:____________________________________
                                                     Thomas M. Garrott
                                                   Chairman of The Board

                               POWER OF ATTORNEY

   We, the undersigned directors and officers of National Commerce Bancorporation, do hereby constitute and appoint Thomas M. Garrott, Lewis E. Holland and Charles A. Neale, and each and any of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable National Commerce Bancorporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below as of the 15th day of April, 1999.

             Signature                         Title                       Date
             ---------                         -----                       ----
      /s/ Thomas M. Garrott        Chairman of the Board              April 15, 1999
_________________________________   (Principal Executive
        Thomas M. Garrott           Officer)
      /s/ Lewis E. Holland         Vice Chairman, Treasurer,          April 15, 1999
_________________________________   and Chief Financial Officer
        Lewis E. Holland            Director (Principal
                                    Financial Officer)

       /s/ Mark A. Wendel          Accounting Officer                 April 15, 1999
_________________________________   (Principal Accounting
         Mark A. Wendel             Officer)

   /s/ Phillip H. McNeill, Sr.     Director                           April 15, 1999
_________________________________
     Phillip H. McNeill, Sr.


             Signature                         Title                       Date
             ---------                         -----                       ----

    /s/ R. Grattan Brown, Jr.      Director                           April 15, 1999
_________________________________
      R. Grattan Brown, Jr.

      /s/ J. Bradbury Reed         Director                           April 15, 1999
_________________________________
        J. Bradbury Reed

    /s/ William R. Reed, Jr.       Director                           April 15, 1999
_________________________________
      William R. Reed, Jr.

  /s/ Thomas C. Farnsworth, Jr.    Director                           April 15, 1999
_________________________________
    Thomas C. Farnsworth, Jr.

    /s/ James E. McGehee, Jr.      Director                           April 15, 1999
_________________________________
      James E. McGehee, Jr.

      /s/ G. Mark Thompson         Director                           April 15, 1999
_________________________________
        G. Mark Thompson

   /s/ Bruce E. Campbell, Jr.      Director                           April 15, 1999
_________________________________
     Bruce E. Campbell, Jr.

    /s/ Frank G. Barton, Jr.       Director                           April 15, 1999
_________________________________
      Frank G. Barton, Jr.

     /s/ John D. Canale III        Director                           April 15, 1999
_________________________________
       John D. Canale III

       /s/ R. Lee Jenkins          Director                           April 15, 1999
_________________________________
         R. Lee Jenkins

    /s/ W. Neely Mallory, Jr.      Director                           April 15, 1999
_________________________________
      W. Neely Mallory, Jr.

   /s/ Harry J. Phillips, Sr.      Director                           April 15, 1999
_________________________________
     Harry J. Phillips, Sr.

                                 EXHIBIT INDEX

 Exhibit No.                            Description
 -----------                            -----------
     1.1     Form of Debt Securities Underwriting Agreement.
     1.2     Form of Preferred Stock and Common Stock Underwriting Agreement.
     3.1     Charter of National Commerce Bancorporation as amended and restated and filed as Exhibit 3.1 to the Registrant's Form 10-Q for the quarter ended June 30, 1998 (File No. 0-6094) and
             incorporated herein by reference.
     3.2     Bylaws of National Commerce Bancorporation as amended filed as
             Exhibit 3.2 to the Registrant's Form 10-K for the year ended
             December 31, 1995 (File No. 0-6094) and incorporated herein by reference.
     4.1     Senior Indenture between National Commerce Bancorporation and The
             Bank of New York (including form of Senior Security).
     4.2     Subordinated Indenture between National Commerce Bancorporation and The Bank of New York (including form of Subordinated
             Security).
     4.3     Specimen Common Stock Certificate filed as Exhibit 4.1 to the
             Registrant's Form 10-K for the year ended December 31, 1996 (File
             No. 0-6059) and incorporated herein by reference.
     5.1     Opinion of Charles A. Neale, General Counsel of National Commerce
             Bancorporation.
     5.2     Opinion of King & Spalding.
    12.1     Statement regarding computation of ratio of earnings to fixed charges.
    23.1     Consent of Ernst & Young LLP.
    23.2     Consent of Charles A. Neale (included in Exhibit 5.1).
    23.3     Consent of King & Spalding (included in Exhibit 5.2).
    24.1     Power of Attorney (included herein on page II-4).
    25.1     Form T-1 Statement of Eligibility of The Bank of New York to act
             as trustee under the Senior Indenture.
    25.2     Form T-1 Statement of Eligibility of The Bank of New York to act
             as trustee under the Subordinated Indenture.